Item 77H - Deutsche Real Estate Securities
Income Fund (a series of Deutsche
Securities Trust)
Change in Control of Registrant

Below is the person presumed to control one of
Registrant's series because such person had owned
more than 25% of the series based on the records of
the series as of April 2, 2014.
As of April 2, 2014:
Series
Name of Person
Ownership
as % of
Series
DWS
RREEF Real
Estate
Securities
Income Fund
(now known
as Deutsche
Real Estate
Securities
Income
Fund)
RREEF AMERICA
LLC
ATTN MARC
GONZALEZ
SAN FANCISCO,
CA 94111-5836
60.41%

As of April 2, 2015:

No investor beneficially owned 25% or more of Deutsche Real Estate Securities Income Fund as of
April 2, 2015.